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                                                                   Exhibit 10.27

                                                                 January 3, 2003

Mr. Gene Davis
Ms. Nancy Davis
Murdock Communications Corporation

Dear Gene and Nancy:

     MCC Investment Company ("MCCIC") has been requested to document the conversion proposal for all of MCCIC's outstanding debt to Murdock Communications Corporation ("MCC") to finalize for the S-4 filing for the MCC/Polar merger.

     MCCIC would agree to the following:

AMOUNT OF
PRINCIPAL & INTEREST
DUE MCCIC AT 12/31/02   CONVERT TO:
---------------------   ----------

       $526,669         263,334 common shares of MCC
                           ($2/share conversion rate)

        203,634         203,634 common shares of MCC
                           ($1/share conversion rate)
       --------
       $730,303         Total P&I due at 12/31/02
       ========

Total number of MCC common shares through 12/31/02 = 466,968 (263,334 + 203,634)

     Any additions to the amount due (interest accrual and any additional principal advances) to MCCIC subsequent to 12/31/02 will be converted to MCC common shares at $1/share.

     There have been numerous prior agreements/discussions and acceptance by MCC of this proposal voids all previous agreements and will be final for inclusion in the S-4 document.

     Please indicate your agreement by signing below and returning a copy to me. Please contact me with any questions.

                                                Sincerely,

                                                MCC INVESTMENT COMPANY


                                                /s/  Ronald O. Brendengen
                                                Ronald O. Brendengen, President

     Acknowledged and agreed this 23 day of January, 2003

MURDOCK COMMUNICATIONS CORPORATION


By: /s/ Gene Davis
    -------------------------------
    Gene Davis, CEO